Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS FIRST-QUARTER DILUTED EARNINGS
PER SHARE OF $0.50 AND 19% REVENUE GROWTH
WASHINGTON, D.C. (April 24, 2007) — The Corporate Executive Board Company (CEB or the Company) (NASDAQ: EXBD) today announced financial results for the first quarter ended March 31, 2007. Revenues for the first quarter increased 18.5% to $124.5 million from $105.1 million for the first quarter of 2006. Net income increased 13.1% to $19.4 million from $17.1 million. Diluted earnings per share for the first quarter of 2007 increased 19.0% to $0.50 from $0.42 for the first quarter of 2006.
Contract Value growth in the first quarter of 2007 was 20.5%, reflecting continued cross-sales to existing clients, new client acquisitions, and new program launches. The average cross-sell ratio in the Company’s large corporate market was 4.02, up from 3.91 this time last year. For CEB’s middle market customers, cross-sell increased to 1.21 from 1.0 at the end of the first quarter in 2006. Growth from cross sales, net of any change in average price, was in the middle of its original guidance range. Growth from new clients was at the low end of its target range. Companies joining their first CEB program in the quarter included: Autogrill S.p.A; Eurohypo AG; Paychex, Inc.; Reinsurance Group of America, Incorporated; and Reliance Industries Limited. Growth from new programs was in-line with expectations at this early point in the year.
Tom Monahan, Chief Executive Officer commented, “While I’m pleased that we exceeded our EPS guidance, I’m obviously disappointed with revenue growth below plan and a slow start to our new sales year. Simply put, it is taking longer than we had hoped to staff-up for 2007 and to realize the returns from some of the other sales force investments we put in place at year-end. With the current corporate budgeting environment in the U.S. providing us with more of a headwind than a tailwind, we continue to focus on building a robust sales hiring pipeline, locking down every step in the sales processes, and shifting our research agendas where necessary. By year-end 2007, I hope to be able to report that not only did we execute well against our revised 2007 guidance, but also that we built our capabilities to secure and serve new members as the organization grows.
“Today, I am pleased to announce the second of the six to seven membership programs we will launch in 2007, the Manufacturing Leadership Board (MLB). This program serves senior executives responsible for managing manufacturing productivity at our member companies. This is a new constituency for us, and we are delighted to serve executives with such direct impact on corporate performance, and – as a result – with such complex problems and large discretionary budgets. As with all of our new programs, the MLB program has benefited enormously from the advice and guidance of our charter members, including senior executives from: Bristol-Myers Squibb Company; The Dow Chemical Company; DuPont; Monsanto Company; and Schlumberger Limited. This launch brings our total number of membership-based programs to 44.”

Share Repurchase
During the quarter ended March 31, 2007, the Company repurchased approximately 1,618,000 shares of its common stock at a total cost of approximately $126.4 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
Outlook for 2007
The following statements summarize the Company’s guidance for 2007. Based upon first quarter revenue growth and the accrual impact of that lower growth across 2007, the Company is changing its target for annual growth in revenues to between 15% and 20% for the full year 2007. On a quarterly basis, the Company expects a revenue distribution as follows: Approximately $126-$132 million for the second quarter, $135-$141 million for the third quarter, and $143-$154 million for the fourth quarter of 2007.
With the change in revenue guidance, the Company is also changing its guidance on annual diluted earnings per share for 2007 to a range of $2.13 to $2.24. Included in this amount is approximately $0.38 to $0.40 of share-based compensation expense. For the balance of 2007, the Company expects diluted earnings per share of $0.42 to $0.45 for the second quarter, $0.55 to $0.61 for the third quarter, and $0.63-$0.70 for the fourth quarter.
For 2007, the Company expects other income of approximately $21.5 to $22.5 million, an effective income tax rate of approximately 38.5% and diluted weighted shares outstanding of approximately 38.0 –39.0 million.
The diluted earnings per share, interest income and weighted shares outstanding guidance includes only share repurchases made as of March 31, 2007.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2006 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of April 24, 2007, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 3,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Growth Rates	March 31,
Financial Highlights:		2007	2006
Revenues	18.5%	$124,525	$105,069
Net income	13.1%	$19,370	$17,119
Basic earnings per share	16.3%	$0.50	$0.43
Diluted earnings per share	19.0%	$0.50	$0.42
Weighted average shares outstanding:
Basic		38,412	39,579
Diluted		39,117	41,065

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Growth	March 31,
	Rates	2007	2006
Operating Statistic
Contract Value (1) (at period end)	20.5%	$492,519	$408,771

Statements of Operations
Revenues	18.5%	$124,525	$105,069
Cost of services (2)		44,676	37,460

Gross profit		79,849	67,609

Member relations and marketing (2)		34,246	28,850
General and administrative (2)		17,117	15,027
Depreciation and amortization		__2,906	1,997

Income from operations	17.7%	25,580	21,735

Other income, net		5,915	6,100

Income before provision for income taxes		31,495	27,835
Provision for income taxes		12,125	10,716

Net income	13.1%	$19,370	$17,119

Basic earnings per share	16.3%	$0.50	$0.43
Diluted earnings per share	19.0%	$0.50	$0.42

Weighted average shares outstanding
Basic		38,412	39,579
Diluted		39,117	41,065

Percentages of Revenues
Gross profit		64.1%	64.3%
Member relations and marketing		27.5%	27.5%
General and administrative		13.7%	14.3%
Depreciation and amortization		2.3%	1.9%
Income from operations		20.5%	20.7%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended March 31, 2007 and 2006, respectively: Cost of services, $3,276 and $3,086, Member relations and marketing, $1,331 and $1,507 and General and administrative, $1,971 and $1,942.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$111,613	$171,367
Marketable securities	219,242	119,534
Membership fees receivable, net	84,094	153,107
Deferred income taxes, net	16,762	15,109
Deferred incentive compensation	12,048	13,160
Prepaid expenses and other current assets	10,901	9,881

Total current assets	454,660	482,158

Deferred income taxes, net	12,896	12,896
Marketable securities	97,739	196,386
Goodwill and other intangibles	7,662	7,826
Other non-current assets	11,084	9,801
Property and equipment, net	29,356	26,988

Total assets	$613,397	$736,055

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$46,184	$66,773
Accrued incentive compensation	27,604	25,062
Deferred revenues	315,175	308,671

Total current liabilities	388,963	400,506

Other liabilities	19,717	17,684

Total liabilities	408,680	418,190

Total stockholders’ equity	204,717	317,865

Total liabilities and stockholders’ equity	$613,397	$736,055

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$19,370	$17,119
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	2,906	2,023
Deferred income taxes, net	(1,097)	10,716
Share-based compensation	6,578	6,535
Excess tax benefits from share-based compensation arrangements	(733)	(12,797)
Amortization of marketable securities discounts, net	(431)	(216)
Changes in operating assets and liabilities:
Membership fees receivable, net	69,013	46,065
Deferred incentive compensation	1,112	672
Prepaid expenses and other current assets	(377)	1,722
Other non-current assets	(1,283)	(617)
Accounts payable and accrued liabilities	(21,970)	(14,562)
Accrued incentive compensation	2,542	(14,186)
Deferred revenues	6,504	5,610
Other liabilities	2,033	2,112

Net cash flows provided by operating activities	84,167	50,196

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,726)	(4,945)
Purchases of marketable securities, net	(201)	(194,920)

Net cash flows used in investing activities	(3,927)	(199,865)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	158	1,555
Proceeds from the issuance of common stock under the employee stock purchase plan	559	416
Excess tax benefits from share-based compensation arrangements	733	12,797
Purchase of treasury shares	(126,401)	(38,960)
Payment of dividends	(15,043)	(11,851)
Reimbursement of common stock offering costs	—	70

Net cash flows used in financing activities	(139,994)	(35,973)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(59,754)	(185,642)

Cash and cash equivalents, beginning of period	171,367	424,276

Cash and cash equivalents, end of period	$111,613	$238,634